Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-106268 and 333-111806 on Form S-3, and in Registration Statement Nos. 33-61093, 333-34433, 333-34435, 333-76138, and 333-76140 on Form S-8 of our reports dated January 17, 2006, relating to the financial statements of Piedmont Natural Gas Company, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the restatement of the 2004 and 2003 financial statements), and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Piedmont Natural Gas Company, Inc. for the year ended October 31, 2005.
/s/ Deloitte & Touche LLP
Charlotte, North Carolina
January 17, 2006